WILSON SONSINI GOODRICH & ROSATI             Exhibit 5.1
                            PROFESSIONAL CORPORATION                 -----------


                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                  TELEPHONE 650-493-9300 FACSIMILE 650-493-6811




                                 August 10, 1998



Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 10, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 500,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1998 Nonstatutory Stock Option Plan (the "Plan" ).

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.


                                           Sincerely,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati